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                                    AGREEMENT


                  THIS AGREEMENT is made the 17th day of May, 1995 by and among International Murex Technologies Corporation, a Canadian corporation ("Murex"), Edward J. DeBartolo, Jr., the Estate of Edward J. DeBartolo, Sr.
and Encon Insurance Managers, Inc. ("Encon").

                  WHEREAS, Murex, C. Robert Cusick, Richard D. Strayer, Jr., Edward J. DeBartolo, Jr. and Edward J. DeBartolo, Sr. (now deceased), are defendants in In re International Murex Technologies Corporation Securities Litigation, Master File No. 93 Civ. 336 (the "Litigation"); and

                  WHEREAS, the parties to the Litigation have reached an agreement in principle settling the Litigation for five million four hundred thousand dollars ($5,400,000) in cash and stock (the "Settlement Fund"); and

                  WHEREAS, the parties are entering into a definitive Stipulation of Settlement (the "Stipulation"), which defines the rights and responsibilities of the various parties to the Litigation and to the settlement; and

                  WHEREAS, terms used as defined terms in this Agreement which are not expressly defined herein are use as defined in the Stipulation; and

                  WHEREAS, Encon represents and warrants that it is has authority to enter into this agreement on behalf of certain underwriters at Lloyd's, namely Continental Insurance Company, Royal Insurance Company of Canada, The General Accident Assurance

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                  Company of Canada, Simcoe & Erie General Insurance Company and
Non-Marine Underwriters at Lloyd's under Contract No. ENC 192 (collectively, the "Insurance Companies"), the director's and officer's liability insurance carriers for Murex; and

                  WHEREAS, this Agreement is in addition to and not in lieu of the Stipulation, and the parties to this Agreement acknowledge they are also bound to the provisions of the Stipulation;

                  IT IS HEREBY AGREED THAT, in accordance with the provisions of the Stipulation, the undersigned will contribute to the Settlement Fund as follows:

                  Murex: two million one hundred sixty thousand U.S. dollars ($2,160,000) in cash;

                  Insurance Companies: two million one hundred sixty thousand U.S. dollars ($2,160,000) in cash; and

                  Edward J. DeBartolo, Jr. and the estate of Edward J. DeBartolo, Sr.: one million eighty thousand U.S. dollars ($1,080,000) in cash or Murex common stock, at their election;

and;

                  FURTHER IT IS AGREED, that Murex, Edward J. DeBartolo, Jr., the Estate of Edward J. DeBartolo, Sr. and Encon, individually and on behalf of the Insurance Companies, shall make any cash payments to the Claims Administrator to hold in escrow for the benefit of the class ten (10) days prior to the Rule 23(e) Hearing, in accordance with the Stipulation; and

                  FURTHER IT IS AGREED, Edward J. DeBartolo, Jr., and the Estate of Edward J. DeBartolo, Sr., shall make any contribution of Murex stock by delivering certificates evidencing shares of

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Murex common stock, as contemplated by Article V(A) of the Stipulation, to
Murex, together with appropriate stock powers for cancellation at the time and under the circumstance set forth in the Stipulation.

                  FURTHER IT IS AGREED, that payment by the Insurance Companies in accordance with this agreement, will satisfy and fulfill and be in full settlement of all the Insurance Companies' obligations for claims and/or expenses arising out of or relating to the Litigation; and

                  FURTHER IT IS AGREED, that Edward J. DeBartolo, Jr., the Estate of Edward J. DeBartolo, Sr., and Encon, individually and on behalf of the Insurance Companies, waive any and all claims that they may have or will have to any reversion interest in any unclaimed Settlement Funds, as set forth in Article V(F) of the Stipulation.

                          INTERNATIONAL MUREX
                          TECHNOLOGIES CORPORATION



                          By:_________________________
                                C. Robert Cusick
                                Vice Chairman and Chief
                                Financial Officer



                          /s/ Edward J. DeBartolo, Jr.
                          EDWARD J. DeBARTOLO, JR.



                          ESTATE OF EDWARD J. DeBARTOLO, SR.



                          By:   /s/ Edward J. DeBartolo, Jr.
                                Edward J. DeBartolo, Jr.
                                Executor





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                          ENCON INSURANCE MANAGERS, INC.



                          By:__________________________